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                                                                    EXHIBIT 23.1
                         INDEPENDENT AUDITORS' CONSENT
To the Board of Directors and Stockholders
Sonic Automotive, Inc.

     We consent to the use in this Amendment No. 7 to the Registration Statement relating to shares of Class A Common Stock of Sonic Automotive, Inc. on Form S-1 of (i) our report dated October 16, 1997 on the combined financial statements of Sonic Automotive, Inc. and Affiliated Companies as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996; (ii) our report dated August 7, 1997 on the financial statements of Dyer & Dyer, Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996; (iii) our report dated August 7, 1997 (October 16, 1997 as to Note 1) on the combined financial statements of Bowers Dealerships and Affiliated Companies as of December 31, 1995 and 1996 and for the years then ended; (iv) our report dated August 7, 1997 (September 29, 1997 as to Note 1) on the combined financial statements of Lake Norman Dodge, Inc. and Affiliated Companies as of and for the year ended December 31, 1996; and (v) our report dated August 26, 1997 (October 15, 1997 as to Note 1) on the financial statements of Ken Marks Ford, Inc. as of and for the year ended April 30, 1997 appearing in the Prospectus, which is a part of this Amendment No. 7 to the Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina
November 5, 1997